Exhibit 10.29
EXHIBITION TOUR AGREEMENT
THIS EXHIBITION TOUR AGREEMENT is entered into as of the 24th day of January, 2006 by and between Premier Exhibitions 2005-ATL, Inc. (a corporation organized under the laws of the State of Nevada and having its principal place of business at 3340 Peachtree Rd. NE, Atlanta, Georgia 30326 (“PREMIER”), and Dr. Hong-Jin Sui (“Dr. Sui”), a designer and supplier of all specimens referred to herein, and Dr. Shuyan Wang President of Dalian Hoffen Bio Technique Company Limited collectively referred to as (“DHBTL”) having a place of business in Dalian, China.
     WHEREAS, DHBTL is the owner of an Exhibition of Plastinated anatomical specimens including but not limited to 20 full body Plastinated Human Bodies, 156 individual organs and all related exhibition display materials including, but not limited to, written medical content and related exhibitry (display cases, mounts, bases, etc.) for the specimens (“Exhibitions”), and
     WHEREAS, DHBTL currently has a sufficient number of anatomical samples necessary for presentation in a public exhibition and desires to immediately enter into an agreement to lease the Exhibition to Premier, and
     WHEREAS, the parties intend that the public exhibition of the Specimens will contribute to a cultural and scientific exchange between western society and China, and will help the public in western society to understand advanced science technology of China;
     WHEREAS, in accordance with the foregoing purpose, the public exhibitions of the Specimens will be conducted in authorized venues such as science museums, science & technology centers, exhibition & convention centers, or other venues operated by government related entities or public or private foundations.
     WHEREAS, PREMIER wishes to acquire from DHBTL, and DHBTL wishes to grant to PREMIER, the rights to present one five year tour (collectively the “Tour”) of the exhibition (the “Exhibition”), of polymer preserved specimens (“Specimens”) exclusively controlled and leased by DHBTL and subject to the terms and conditions of this Agreement, and
     WHEREAS, PREMIER is in the public exhibition business and desires to engage in exhibiting the anatomical specimens provided by DHBTL, and
          NOW, THEREFORE, in consideration of the mutual covenants and conditions contained in this Agreement, the parties hereto agree as follows:
1.	Definitions.
          Except as otherwise indicated elsewhere in this Agreement, the following words and expressions shall have the following meanings:
          1.1 “Specimens” shall mean any and all polymer preserved human anatomical specimens with the serial number of EX2004A(BEIJING) documented and inventoried in Appendix “A”, attached hereto.
          1.2 “Exhibition” shall mean public and private presentation of Specimens for viewing and/or education with the intention of selling admission tickets and/or for the purposes of creating other revenue generating activities to generate a profit and shall include any or all of the Specimens (EX2004A(BEIJING)), Exhibitry, promotional activities, advertising, and operations associated with the Exhibition.
          1.3 “Condition Reports” shall mean reports to be generated by PREMIER that shall show the current condition of the Specimens and the need for any further Conservation Procedures at any given time.
          1.4 “Conservation Procedures” shall mean all procedures that are reasonably necessary to maintain the integrity and condition of the Specimens in connection with the Exhibition of the Specimens during the Term, as more fully described in the Condition Reports.

          1.5 “Exhibitry” shall be owned by Premier and include, display cases, mountings, props, theatrical pieces, didactic and other panels, artwork, models, transportable walls and wall covering, electronic, audiovisual and computer equipment and any and all other display items or elements contained in the Exhibition, together with all drawings, plans, specifications and other documentation relating thereto .
          1.6 “Parties” Shall mean DHBTL, Dr. Hong-Jin Sui, and Premier.
          1.7 “Supporting Material” shall mean material relating specifically to the production and acquisition of the Specimens controlled or leased by DHBTL, including but not limited to all original certification documents including the legal acquisition of the specimens by DHBTL including but not limited to all supplemental documents related thereto including a certificate of origin, representations that none of the specimens had AIDS, a donation certification from the donor if available, photographs, video footage, etc.
          1.8 “Term” shall mean the period commencing upon signature of this agreement and expiring five years (5) from date of signature, whereupon this Agreement shall automatically terminate without further notice by either party to the other unless this Agreement has been extended pursuant to the provisions of Section 6 hereto.
          1.9 “Venue(s)” shall mean the location(s) of the Exhibition.
          1.10 “Tour” shall mean the aggregate collection of all venues for the Exhibition.
          1.11 “Loaned Exhibitry” shall mean any and all exhibitry owned by DHBTL that is documented and inventoried in Exhibit “B”, attached hereto.
2.	Scope of Tour.
          2.1 The Parties agree that PREMIER shall have the Exclusive rights to the territories of North America, Central America, South America and the Non-Exclusive rights to the rest of the world (Except China and Korea) to exhibit the Specimens herein and to present exhibitions of the Specimens during the Term hereof.
     2.1.1 In the event that DHBTL or Dr. Sui is approached by a 3rd party to collaborate in a legitimate arms length transaction and the 3rd party proposes to use his existing available specimens for a for profit exhibition outside of China or Korea then Premier shall have the right to accept the same or similar acceptable terms as offered to DHBTL or Dr. Sui by the 3rd party. Should Premier accept said terms then Premier is obligated to perform on the terms or similar acceptable terms within12 months.
          2.2 During the Term hereof, PREMIER shall have the right to display Specimens for promotional purposes. For the purposes of the foregoing, “promotional purposes” shall mean the display of a specimen in an area where it can be viewed without the purchase of an admission ticket. The term “promotional purposes” includes but is not limited to press conferences that are conducted to publicize an Exhibition. Consistent with this Section, all Specimens presented at a press conference will be presented in a dignified manner and handled properly.
          2.3 The working name for the Exhibition shall be “Bodies Revealed” or such other name or names as may be determined from time to time by Premier.
          2.4 Subject to the provisions of Section 2.4.1 hereof, PREMIER shall locate and select the Venues and design the Exhibition. PREMIER and DHBTL agree that the Exhibition shall be presented with dignity and respect. In furtherance of the foregoing, PREMIER agrees that:
     2.4.1 The design and appearance of the Exhibition shall be created by PREMIER at its own expense.
     2.4.2 Upon reasonable request from DHBTL, PREMIER will arrange for its key design and other specialist personnel and DHBTL representatives to review the progress of preparation of the Exhibition.

     2.4.3 Upon reasonable request of DHBTL, PREMIER will provide reasonable access for DHBTL representatives to observe the preparation of the Venue for presentation of the Exhibition(s).
          2.5 If there is a dispute or a disagreement or accusation of a material breach (“Dispute”) between DHBTL and PREMIER in connection with this Agreement, a senior officer of both DHBTL and PREMIER shall, within five (5) days of such Dispute, meet via teleconference or in person in good faith to resolve such Dispute.
3.	Obligations of PREMIER.
          3.1 Make all arrangements, and obtain all rights, permits and licenses as may be required, for presentation of the Exhibition in the Venues, and in connection therewith, PREMIER will use its commercially reasonable efforts to ensure that all improvements of the Venues will be completed sufficiently in advance of the opening of the Exhibition so as to permit the Exhibition to commence as scheduled;
          3.2 Commission and supervise all design and construction work relating to the presentation of the Exhibition in each Venue including, but not limited to:
     3.2.1 All theatrical displays or devices that may be incorporated into the Exhibition.
     3.2.2 All Specimen mountings and Specimen labels.
     3.2.3 All necessary galleries and ancillary areas, including furniture and equipment for all areas or improvements that may be required to properly secure, store, handle and display the Specimens and present them in a manner that will allow the public to safely view them. It is agreed that all display cases and mountings shall be of “Exhibition Quality”. “Exhibition Quality” shall mean the usual and customary quality of a display case and mountings utilized in similar exhibitions.
          3.3 Develop and implement a comprehensive marketing, advertising, promotion and public relations plan for the Exhibition. PREMIER shall own any such items it pays for and/or develops.
          3.4 Be responsible for the care and storage of the Specimens and Supporting Material so as to protect the Specimens from the elements, including extreme lighting conditions, extreme temperature fluctuation, extreme humidity fluctuation, unauthorized photography, filming, videotaping, or handling by unauthorized personnel in a manner that could damage the Specimens.
          3.5 Provide full insurance coverage for the Specimens consistent with valuations provided by DHBTL, as set forth on Exhibit “C”, from the time the Specimens are delivered by DHBTL to PREMIER until thirty (30) days after the end of the Term, or the return of the Specimens to DHBTL, whichever occurs first.
          3.6 Be responsible for all staffing, security and the daily operations of the Exhibition(s).
          3.7 Be responsible for all Specimen prepacking, packing, handling, security, insurance, export and import customs charges and duties, and the transportation thereof.
          3.8 Be responsible for the installation and de-installation of the Exhibition, including the Specimens.
          3.9 PREMIER shall have the right to refurbish, alter or otherwise modify elements of the Display Items or Specimens for use within an Exhibition. In this event, the whole set of specimen of EX2004A(BEIJING) should always be kept in a whole set, and can not be exhibited in two or more venues without the permission of DHBTL or Dr. Sui, which permission shall not be unreasonably be withheld. The Parties pre approve an exhibition in two or more venues incorporating EX2004A with University of Michigan Pathology specimens and the Castings already in the possession of Premier.

          3.10 Be responsible for the safety and security of the Specimens, from the time the Specimens are delivered by DHBTL to PREMIER and delivered back to DHBTL within thirty (30) days of the end of this Agreement.
          3.11 PREMIER shall give DHBTL and its authorized representative reasonable access to each Exhibition. PREMIER has the obligation to generate sufficient invitations as requested by DHBTL for its representatives, employees, officers and directors, etc. to apply for visas.
4.	Obligations of DHBTL.
          4.1 DHBTL will make available any and all Supporting Material as PREMIER shall reasonably require and in a timely manor.
          4.3 Provide written descriptions and professional photographs and images of all of the DHBTL specimens that are available to PREMIER as reflected on Exhibit A.
          4.4 DHBTL will, provide to PREMIER all available original certification documents of the legal acquisition of the Specimens including . but not limited to all supplemental documents related thereto including representations that none of the specimens had AIDS, a donation certification from the donor if available, photographs, video footage, and a certificate of origin
          4.5 DHBTL shall not require PREMIER to include any specific specimen in an Exhibition.
          4.6 DHBTL shall help PREMIER to continue to seek an official endorsement of the exhibition from a major medical institution acceptable to both parties.
          4.7 DHBTL has obtained and supplied Specimens only in a manner that is legal under the laws of the People’s Republic of China, and has used its best efforts to not violate any international restrictions that may deter PREMIER from exhibiting in other countries throughout the world.
          4.8 DHBTL shall conserve or repair as applicable any specimens that require laboratory attention. All travel related expenses for repair purposes shall be paid by Premier.
          4.9 DHBTL shall exert its best efforts to protect the parties from competition with respect to this tour of specimens as described herein.
          4.10 DHBTL will make available reasonable assistance in setting up the 1st Exhibition in the Tour.
          4.11 Premier shall acquire all Exclusive exhibition rights During the TERM to all of the existing Specimens EX2004A(BEIJING) and exhibitry as attached here to in Exhibit “A”
          4.12 DHBTL will allow Premier to use all Loaned Exhibitry as attached here to in Exhibit “B” for one year from receipt by PREMIER from DHBTL.
          4.13 DHBTL represents and accordingly fully indemnifies Premier that the set of specimens known as EX2004A(BEIJING) and the Loaned Exhibitry as referenced herein in no way infringes on any existing patents or copyrights including but not limited to those associated with Guther Von Hagens, Dow Corning, or any related or unrelated companies throughout the world.
5.	Lease and Percentage Payments.
          5.1 PREMIER agrees to pay for the use of Specimens in the Exhibition calculated as follows:

          5.2 PREMIER agrees to pay and DHBTL agrees to accept a payment of ONE MILLION DOLLARS US ($1,000,000 US) each year for the term of the agreement including all extensions thereof to lease the Exhibition.
          5.3 PREMIER will transfer TWO HUNDRED and FIFTY THOUSAND DOLLARS US ($250,000 US) into an escrow account which shall be released to DHBTL, upon Departure of the specimens from DHBTL to Premier of the Exhibitry and the Specimens more fully described in Exhibit “A” and “B” attached hereto to PREMIER at a designated place outside of the People Republic of China.
          5.4 The additional 3 payments of TWO HUNDRED and FIFTY THOUSAND DOLLARS US ($250,000 US) each will be transferred to DHBTL’s designated account each quarter beginning 3 MONTHS after the initial payment.
          5.5 For each subsequent year PREMIER agrees to pay DHBTL ONE MILLION DOLLARS US ($1,000,000 US) in 4 equal payments of TWO HUNDRED and FIFTY THOUSAND DOLLARS US ($250,000 US) on a quarterly basis.
          5.7 Any and all payments under this Agreement shall be made in United States Dollar (USD) or such other currency as may be mutually agreed between the Parties, and by wire transfer to the account designated by DHBTL or in such other method as may be mutually agreed between the Parties.
          5.8 If any payment is delayed for [thirty (30)] days or more without any justifiable reason, such delay will be deemed a material breach of this Agreement.
6.	Options to Extend.
DHBTL grants to PREMIER the following options:
          6.1 PREMIER is hereby granted five (5) annual options (the “Annual Option(s)”) to extend the term of this Agreement for an additional period of one (1) year each (the “Extension Period”) Extensions will be deemed to have been exercised unless PREMIER gives prior written notice to DHBTL 60 days prior to the expiration of the term.
          6.2 Whenever reference is made to the Term in this Agreement, such word shall mean and include all Extension Periods if the Annual Options with respect thereto have been exercised.
7.	Options for additional Specimens
          7.1 PREMIER will have the exclusive option to acquire and present a minimum of three additional touring Exhibitions featuring the anatomical samples designed by Dr. Sui.
a.	The first option shall apply to an exhibition that DHBTL expects to be available no later than October 2005 (EX2004B). The lease of this second Exhibition (EX2005B) will be the same or substantially similar to the conditions contained in the lease of the first . The lease of the third Exhibition (EX2005A) will be the same or substantially similar to the conditions contained in the lease of the first Exhibition(EX2004A(BEIJING)).

b.	If Premier exercises any other the above mentioned options a separate lease agreement will be signed 30 days prior to delivery and the initial payment will be escrowed within 72 hours of written notice that specimens are ready for delivery.

8.	PREMIER agrees to protect, defend, and indemnify DHBTL and all related companies and individuals from any claims that may arise by John Norman and his company, Exhibitions International, as a result of this agreement conflicting with the pre-existing contract entered into between Dr. Sui and or a company that he owns or controls and John Norman and/or his company, Exhibitions International, attached hereto as Exhibit_. Such indemnity and protection shall extend to all reasonable legal fees.

9.	Intentionally Deleted

10.	PREMIER Representations and Warranties.
PREMIER hereby represents and warrants that:
          10.1 It is a Florida corporation and has the right and the complete authority to enter into this Agreement.
          10.2 PREMIER or any subsidiary has not entered into any agreement or granted any rights or undertaken any obligations, and will not do so during the Term, that will violate this agreement.
          10.3 PREMIER shall not use the Specimens in a manner that might infringe on any intellectual properties, copyrights, trade marks, etc. of any third party or parties.
11.	DHBTL Representations and Warranties.
          11.1 DHBTL has the right and complete authority to enter into this Agreement and to undertake the obligations set forth herein, including, but not limited to, any necessary shareholder and board of directors approvals.
          11.2 DHBTL operates legally in China and is a valid and existing corporation in good standing in its State of incorporation, as specified in the preamble to this Agreement.
          11.3 Except as otherwise expressly disclosed in or expressly permitted under this Agreement, DHBTL or Dr. Sui, their heirs, executors, administrators, assigns, family members, agents, predecessors and successors, present and former affiliates, subsidiaries, legal representatives, principals, officers, directors, employees            have not assigned, licensed, leased or otherwise conveyed any Specimens and shall not, during the Term of this Agreement, assign, license, lease or otherwise convey any Specimens to any person, other than those stated in this Agreement, and have not entered into any agreement or granted any rights or undertaken any obligations, other than those stated in this Agreement and will not do so during the Term, that will or might violate its agreements, or conflict with its obligations, hereunder.
          11.4 DHBTL has the right and authority to use and/or to assign the right and authority to PREMIER to use all of the Specimens, trademarks, copyrights and other materials relating to the Exhibition and the Tour. Prior to the effective date of this Agreement, and except as otherwise expressly disclosed in or expressly permitted under this Agreement, DHBTL will not and has not assigned, licensed or otherwise conveyed DHBTL’s right to use any or all of the Specimens of EX2004A(BEIJING), trademarks, copyrights or other materials relating to the Exhibition and the Tour during the Term.
          11.5 DHBTL and Dr. Sui represent and warrant that no Specimens provided herein infringe on any intellectual property rights, copyrights, trademarks, etc. held by any third party or parties throughout the world.
          11.6 DHBTL is the sole legal responsible party for the Specimens.
12.	Indemnities.
          12.1 DHBTL agrees to indemnify, defend and hold harmless PREMIER, its subsidiaries, parent companies, affiliates, agents, and assigns and their respective agents, its officers, employees, and directors, from and against any and all losses, damages, liabilities, claims, demands, and expenses that PREMIER may incur or be liable for as a result of any claim, or proceeding made or brought against PREMIER based upon, arising out of, or in connection with DHBTL breach of any of its representations, duties or obligations hereunder. Such indemnify will not be more than two million US Dollars.

          12.2 PREMIER agrees to indemnify, defend and hold harmless DHBTL, its subsidiaries, parent companies, affiliates, agents, and assigns and their respective agents, officers, employees, and directors, from and against any and all losses, damages, liabilities, claims, demands, and expenses that DHBTL may incur or be liable for as a result of any claim, or proceeding made or brought against PREMIER based upon, arising out of, or in connection with PREMIER’ breach of any of its representations, duties or obligations hereunder. Such indemnify will not be more than two million US Dollars.
          12.3 Each party shall give the other party prompt notice of any claim or notice coming within the purview of these indemnities. Upon the written request of any indemnitee, the indemnitor shall assume the defense of any claim, demand or action against such indemnitee, and shall upon the request of the indemnitee, allow the indemnitee to participate in the defense thereof, such participation to be at the expense of the indemnitee. Settlement by the indemnitee without the indemnitor’s prior written consent shall release the indemnitor from the indemnity as to the claim, demand or action so settled.
13.	Trademark Rights.
          Neither party, by virtue of this Agreement, shall obtain or claim any right, title or interest in or to the other’s name, trademark or logo, except the right to use as specified herein and hereby acknowledges and agrees that all such use shall inure to the benefit of the respective owner. It is expressly agreed that PREMIER shall be the sole and exclusive owner of all trademarks utilized for the Exhibition and of all Exhibition logos.
14.	Termination.
          14.1 The parties may terminate this Agreement in the event that (a) either PREMIER, or DHBTL fail to perform any material term, covenant or agreement to be observed or performed by them under this Agreement, and such failure shall continue for twenty (20) days following written notice from DHBTL or PREMIER subject to paragraph 2.5 above; (b) either PREMIER or DHBTL shall become insolvent or admit their inability to pay their debts as they mature or shall both make an assignment for the benefit of their creditors; (c) a proceeding in bankruptcy or for the reorganization of either PREMIER or DHBTL the readjustment of any of their debts under the Bankruptcy Code or any other laws, whether state or federal, for the relief of debtors shall be commenced by either PREMIER or DHBTL, or shall be commenced against both PREMIER and DHBTL and not discharged within sixty (60) days after the commencement thereof; or (d) a receiver or trustee shall be appointed for either PREMIER or DHBTL for any substantial part of their assets, or any proceeding shall be instituted for dissolution or the full or partial liquidation of either PREMIER or DHBTL.
          14.2 Within thirty (30) days of termination of the Agreement Term, PREMIER at the request of DHBTL shall forthwith return to DHBTL or otherwise dispose of as DHBTL may direct all pamphlets, literature, photographs, catalogues, advertising material, specifications, cost estimates and other materials, documents and papers whatsoever belonging to DHBTL and sent to DHBTL relating to the Exhibition (other than correspondence between the PREMIER and DHBTL) which PREMIER may have in its possession or under its control, except that DHBTL shall have the right to retain one (1) copy of each of the foregoing for archival purposes.
          14.3 If either party brings an action against the other to enforce any condition or covenant of this Agreement or for breach of its obligations under this Agreement,
          14.4 Within 14 days of the Termination of this Agreement, PREMIER shall make the specimens available to DHBTL for pick up and guarantee that the specimens are in good condition minus normal wear and tear. Premier shall coordinate the logistics on behalf of Dr. Sui and DHBTL.
15.	Non-Competition.
          15.1 DHBTL, agree that, during the Term hereof, it will not directly engage in any other business relating to the presentation of an exhibition concerning Specimens (EX2004A (BEIJING), either as a proprietor, partner, investor, shareholder, director, officer, employee, principal, agent, advisor, or consultant.
16.	Miscellaneous.

          16.1 Other Documents. Each of the parties hereto shall execute and deliver such other and further documents and instruments, and take such other and further actions, as may be reasonably requested of them for the implementation and consummation of this Agreement and the transactions herein contemplated.
          16.2 Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and the successors and assigns of all of them, but shall not confer, expressly or by implication, any rights or remedies upon any other party.
          16.3 Notices. All notices required to be given under the terms of this Agreement shall be in writing (including Email and facsimile transmissions, provided that a copy thereof is also sent by certified or registered air mail on the same day as such email or facsimile transmission) and shall be deemed to have been duly given if delivered to the addressee in person (and receipted on a copy of such notice), or transmitted, or mailed by a nationally recognized overnight delivery service or certified or registered air mail, return receipt requested, as follows:
If to DHBTL, addressed to:

If to PREMIER, addressed to:
Premier Exhibitions, Inc.
3340 Peachtree Rd NE Suite 2250
Atlanta, GA 30326
Attention: Arnie Geller, President
Fax No.: (404) 842 2626
All such notices shall be effective upon the delivery thereof to the addressee in person or via nationally recognized overnight delivery service or facsimile with documentary evidence of delivery. Any party may change their respective addresses and fax numbers by giving notice as herein provided.
          16.4 Entire Agreement. This Agreement contains the entire agreement relating to the Tour between the parties and supersedes all prior agreements, understandings and writings between the parties with respect to the subject matter hereof and thereof. Each party hereto acknowledges that no representations, inducement, promises, or agreements, oral or otherwise, have been made by any party, which is not embodied herein or in an exhibit hereto, and that no other Agreement, statement or promise may be relied upon or shall be valid or binding. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally. This agreement may be amended or supplemented or any term hereof may be changed, waived, discharged or terminated by an agreement in writing signed by all parties hereto.
          16.5 Assignability. This exhibit contained within this agreement cannot be assigned, transferred, leased or sold to any other party, without the written consent of DHBTL. Not withstanding PREMIER is free to assign, transfer, or lease these rights to any wholly owned subsidiaries.
          16.6 Severability. If any provision of the Agreement shall be held invalid or unenforceable, the remainder of this Agreement which can be given effect without such invalid or unenforceable provision shall remain in full force and effect. If any provision is held invalid or unenforceable with respect to particular circumstances, it shall remain in full force and effect in all other circumstances.
          16.7 No Waiver. The waiver by any party hereto of any breach or violation of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.
          16.8 Intentionally Deleted
          16.9 Publicity. Each of the parties agree that no press announcement or press release in connection with this Agreement shall be made unless the other party hereto shall have given its written consent to such announcement (including the form thereof), which consent shall not be unreasonably withheld.

          16.10 Confidentiality. DHBTL and PREMIER agree, as may be permitted by law, to use their reasonable efforts not to divulge or permit or cause their officers, directors, stockholders, employees or agents to divulge the substance of this Agreement except to their representatives and attorneys or as may otherwise be required by law in the opinion of counsel for the party required to make such disclosure. Additionally, during and after the Term of this Agreement, DHBTL and PREMIER shall use reasonable efforts not to disclose to anyone for any reason, without the prior written consent of the other, any marketing plans, strategies, Technology, Documentation, know how, etc., results or other confidential information divulged to or learned by either party about the other from any source whatsoever, unless and until such information has generally become available to the public from sources other than the other party.
          16.11 Independent Parties. Nothing in this Agreement is intended to create, nor shall anything herein be construed or interpreted as creating, an agency, a partnership, a joint venture or any other relationship between DHBTL and PREMIER except as expressly set forth herein, and both parties understand that, except as expressly agreed to herein, each shall be responsible for its own separate debts, obligations and other liabilities.
          16.12 Remedies. Remedies provided to the parties by this Agreement are not exhaustive or exclusive, but are cumulative of each other and in addition to any other remedies the parties may have in law or equity.
          16.13 Survival of Representations. The representations, warranties, indemnification, and confidentiality provisions set forth in this Agreement shall be continuing and shall survive the expiration of the Agreement Term for a period of four (4) years.
          16.14 Headings. The captions and headings used herein are for convenience only and shall not be construed as a part of this agreement.
          16.15 Counterparts. This agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute but one and the same document.
          16.16 Governing Law. This Agreement is made and shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Florida, USA, without recourse to its conflict of laws principles. Any legal action or proceeding with respect to this Agreement shall be brought exclusively in the court of the State of Florida, and by execution and delivery of this Agreement, DHBTL, Dr. Sui and Premier hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. DHBTL, Dr. Sui and Premier hereby irrevocable waive, in connection with any such action or proceeding, (i) trial by jury, (ii) any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.
17.	Intentionally Deleted.
          IN WITNESS WHEREOF, the parties have executed this Agreement and affixed their hands and seal the day and year first above written.

ACCEPTED AND AGREED TO:

Hoffen Bio Technique Company Limited

Dr. Shuyan Wang, President

Premier Exhibitions 2005B-ATL, Inc.

Arnie Geller, President & CEO

Acknowledged by:

Hong-Jin Sui (“Dr. Sui”)